UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 4, 2009

VELOCITY EXPRESS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28452	87-0355929
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Morningside Drive North Bldg. B, Suite 300 Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (203) 349-4160

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy Continued Listing Rule or Standard; Transfer of Listing.

On August 4, 2009, Velocity Express Corporation (the “Company”) issued a press release announcing that it has received a notification that NASDAQ will not grant the Company a further extension within which to regain compliance with the applicable NASDAQ listing requirements. Therefore, trading in the Company’s stock will be transferred from The NASDAQ Capital Market to the over-the-counter market, effective at the market opening on August 5, 2009.

The Company had requested an extension because the closing of the Recapitalization Agreement approved by the Independent Directors on July 31 would result in the Company regaining compliance with the $2.5 million Stockholders’ Equity requirement for continued listing on The NASDAQ Capital Market; however, it cannot be completed until mid-September at the earliest.

The Company’s securities are immediately eligible for quotation in the Pink Sheets, an electronic quotation service for securities traded over-the-counter, effective with the open of business on Wednesday, August 5, 2009. The Company’s trading symbol will remain VEXP. However, it is the Company’s understanding that, for certain quote publication websites, investors may be required to key VEXP.PK to obtain quotes. The Company’s common stock may, in the future, also be quoted on the Over-the-Counter Bulletin Board, an electronic quotation service maintained by the Financial Industry Regulatory Authority (“FINRA”), provided that a market maker in the Company’s common stock files the appropriate application with, and such application is cleared by, FINRA. In such an event, the Company’s trading symbol would also remain as VEXP. However, it is the Company’s understanding that, for certain quote publication websites, investors may be required to key VEXP.OB to obtain quotes.

A copy of this press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated August 4, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELOCITY EXPRESS CORPORATION

By:	/s/ Edward W. Stone
Name:	Edward W. Stone
Title:	Chief Financial Officer

Date: August 5, 2009